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                                                                      Exhibit 2

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of May 25, 2000, by and among MPI MEDIA PRODUCTIONS INTERNATIONAL, INC., a New York corporation (the "Company"), Robert J. Marty, the sole stockholder of the Company (the "Stockholder"); and eCONTENT, INC., a Delaware corporation ("Purchaser").

                              W I T N E S S E T H:

     WHEREAS, the Company is engaged in the production of television programming; and

     WHEREAS, Purchaser is engaged in the creation and exploitation of television programming, Internet content and related merchandising opportunities, and desires to purchase all of the outstanding capital stock of the Company from the Stockholder (the "Company Stock"); and

     WHEREAS, subject to the limitations and exclusions contained in this Agreement and on the terms and conditions hereinafter set forth, the Stockholder desires to sell and Purchaser desires to purchase the Company Stock (the "Acquisition").

     NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto do hereby agree as follows:

                                   ARTICLE 1
                     PURCHASE AND SALE OF THE COMPANY STOCK

     1.1 AGREEMENT TO PURCHASE. At the Closing (as hereinafter defined), Purchaser shall purchase the Company Stock from the Stockholder, upon and subject to the terms and conditions of this Agreement, in exchange for the Purchase Price (as hereinafter defined).

     1.2 PURCHASE PRICE. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of the Company and the Stockholder contained herein, and in full and complete consideration of the sale, assignment, transfer and delivery of the Company Stock, the aggregate purchase price (the "Purchase Price") for the Company Stock shall be delivered on the Closing Date (as hereinafter defined) and shall consist of the following:

         (a) $3,950,000 in cash (the "Cash Portion"), of which $1,000,000 is payable at the Closing and $150,000 is payable on or before July 1, 2000 (the "First Cash Payment"), $250,000 is payable on or before August 1, 2000 (the "Second Cash Payment"), $250,000 is payable on or before November 1, 2000 (the "Third Cash Payment") and the remaining amount is payable on or before April 1, 2001 (the "Fourth Cash Payment"); and

         (b) 1,350,000 shares of Common Stock of Purchaser (the "ETNT Common Stock").

     1.3 CLOSING. The Closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of the Purchaser, 105 S. Narcissus Avenue, West Palm Beach, Florida, on May 25, 2000 or such other day as mutually agreed by the parties (the "Closing Date"), but not later than May 31, 2000 (the "Termination Date"). At the Closing, the Stockholder shall deliver to Purchaser certificates representing 27% of the Company Stock, and the Company


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and the Stockholder shall take all such steps as may be required to put
Purchaser in actual possession and control of 27% of the Company Stock, and the Purchaser shall deliver to the Stockholder the First Cash Payment and the ETNT Common Stock. At the Closing, Purchaser shall execute and deliver to Stockholder an irrevocable proxy in the form of Exhibit 1.3 hereto, effective upon Purchaser paying for more than 49 shares of Company Stock, which grants Stockholder voting control of all shares held by Purchaser in excess of 49 shares of Company Stock.

     1.4 ESCROW OF COMPANY STOCK. Pursuant to the provisions of an Escrow Agreement to be entered into on or before the Closing Date in the form attached hereto as Exhibit 1.4 (the "Escrow Agreement") among Stockholder, Purchaser and Loeb & Loeb, LLP or such other person or entity designated in the Escrow Agreement as the escrow agent (the "Escrow Agent"), the Escrow Agent will hold 73 or 73% of the shares of Company Stock to be purchased by the Purchaser pursuant to this Article 1 (the "Escrow Shares").

         (a) The Escrow Shares will be represented by the following certificates:

               (i)       A certificate for eight (8) shares of Company Stock,
                    representing that portion of the Purchase Price corresponding to the value of the ETNT Common Stock to be received by Stockholder from Purchaser in connection with the Acquisition, issued in the name of the Purchaser ("Certificate No. 3");

               (ii)      A certificate for six (6) shares of Company Stock,
                    representing that portion of the Purchase Price corresponding to the Second Cash Payment to be received by Stockholder from Purchaser in connection with the Acquisition, issued in the name of the Purchaser ("Certificate No. 4");

               (iii)     A certificate for six (6) shares of Company Stock,
                    representing that portion of the Purchase Price corresponding to the Third Cash Payment to be received by Stockholder from Purchaser in connection with the Acquisition, issued in the name of the Purchaser ("Certificate No. 5");

               (iv)      A certificate for fifty-three (53) shares of Company
                    Stock, representing that portion of the Purchase Price corresponding to the Fourth Cash Payment to be received by Stockholder from the Purchaser in connection with the Acquisition, issued in the name of Stockholder ("Certificate No. 6").

         (b) Upon payment in cash in full of the Second Cash Payment by Purchaser to Stockholder, the Escrow Agent shall release Certificate No. 4 to Purchaser. Upon payment in cash in full of the Third Cash Payment by Purchaser to Stockholder, the Escrow Agent shall release Certificate No. 5 to Purchaser. On January 2, 2001, provided Stockholder has not sent an Unwind Notice to Purchaser pursuant to Section 9.4 of this Agreement, the Escrow Agent shall release Certificate No. 3 to Purchaser. Upon payment in cash in full of the Fourth Case Payment by Purchaser to Stockholder, the Escrow Agent shall be authorized to request from the Company a replacement certificate for Certificate No. 6, to be issued in the name of the Purchaser, and the Escrow Agent shall deliver that replacement certificate to Purchaser.


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         (c) With respect to the Escrow Stock, the Purchaser, the Company and the Stockholder hereby agree as follows:

               (i)       If the Second Cash Payment is not made in cash in full
                    by Purchaser to Stockholder on or before August 1, 2000, the Escrow Agent shall be authorized to request (and the Company will comply with such request), that Certificate No. 4 be reissued in the name of the Stockholder, and the Escrow Agent shall deliver such replacement certificate to Stockholder;

               (ii)      If the Third Cash Payment is not made in cash in full
                    by Purchaser to Stockholder on or before November 1, 2000, Escrow Agent shall be authorized to request (and the Company the will comply with such request), that Certificate No. 5 be reissued in the name of the Stockholder, and the Escrow Agent shall deliver such replacement certificate to Stockholder.

               (iii)     If Purchaser makes the Second and Third Cash Payments
                    in full and from time to time thereafter pays a portion, but not all of the Fourth Cash Payment, then the Escrow Agent shall request the Company (and the Company will comply with such request), that Certificate No. 6 be reissued in the name of the Purchaser in the amount of one share for each $45,000 paid to Stockholder towards the Fourth Cash Payment until such time as all of the Fourth Cash Payment is made, at which time the remaining shares shall be released to Purchaser.

               (iv)      If the Stockholder sends an Unwind Notice (defined in
                    Section 9.4) to Purchaser on or before December 31, 2000, the Escrow Agent shall be authorized to (1) request (and the Company will comply with such request), that Certificate No. 3 be reissued in the name of the Stockholder, and the Escrow Agent shall deliver such replacement certificate to Stockholder, (2) request (and the Company will comply with such request), that, to the extent that the Escrow Agent still holds either of Certificate No. 4 or Certificate No. 5, that Certificate No. 4 and Certificate No. 5 be reissued in the name of the Stockholder, and the Escrow Agent shall deliver such replacement certificate or certificates, as the case may be, to the Stockholder, and (3) release from escrow and deliver Certificate No. 6 to Stockholder.

     1.5 PROGRESS PAYMENTS. After the Closing Date, in the event that the Purchaser receives any additional debt or equity investment from any new or existing shareholders of, or investors in, Purchaser, Purchaser shall be obligated, within ten (10) days of the receipt of such funds, to pay over to the Stockholder 50% of such funds received, as a progress payment towards the payment by the Purchaser of the Second Cash Payment , Third Cash Payment and Fourth Cash Payment.

     1.6 FURTHER ASSURANCES. After the Closing Date, the parties shall from time to time, at the request of the other parties and without further cost or expense to the party to whom the request is


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directed, execute and deliver such other instruments of conveyance and transfer and take such other actions as the other parties may reasonably request, in order to more effectively consummate the transaction contemplated hereby and to vest in Purchaser, subject to the provisions of Sections 1.2, 1.3 and 1.4 above, good and marketable title to that portion of the Company Stock being transferred hereunder on the Closing Date, and at such future dates as provided for herein.

                                   ARTICLE 2
        REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDER

     Each of the Company and the Stockholder hereby represents, covenants and warrants to Purchaser as follows:

     2.1 ORGANIZATION; GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. The copies of the charter documents of the Company attached hereto as Schedule 2.1 are complete and correct copies of such instruments as presently in effect.

     2.2 CAPITALIZATION OF THE COMPANY. The authorized capital stock of the Company consists of 200 shares of common stock, of which 100 shares are outstanding and held by Stockholder. All issued and outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. The Stockholder owns the Company Stock free and clear of all liens, security interests and encumbrances. Upon delivery of the certificates in accordance with this Agreement, Purchaser will receive good and marketable title to the Company Stock, free and clear of all security interests, liens and encumbrances. There are no outstanding (a) securities convertible into or exchangeable for the Company's capital stock; (b) options, warrants or other rights to purchase or subscribe to capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company; or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights.

     2.3 CORPORATE RECORD BOOKS. The corporate minute books of the Company have been made available to the Purchaser, are complete and correct and contain all of the proceedings of the stockholders and directors of the Company.

     2.4 AUTHORIZATION, ETC. The Company has full corporate power and authority, and the Stockholder has full power and authority, to enter into this Agreement and to carry out the transactions contemplated hereby. The Company has taken all actions required by law, its charter documents, or otherwise to be taken by it to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement is a valid and binding agreement of the Company and the Stockholder enforceable in accordance with its terms.

     2.5 NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the charter documents of the Company, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of the Company or the Stockholder under, any agreement


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or commitment to which the Company or the Stockholder is a party or to which the
Company or the Stockholder is subject, or violate any statue or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

     2.6 FINANCIAL STATEMENTS. The Company has heretofore delivered to Purchaser unaudited financial statements (the "Financial Statements") as of and for the year ended December 31, 1999 (the "Balance Sheet Date"). Such Financial Statements and the notes thereto are true, complete and accurate and fairly present the assets, liabilities, financial condition and results of operations of the Company as at the respective dates thereof. The Company's books and records have been maintained in accordance with good business practice and are in a form and condition to be audited by Purchaser's independent accountants.

     2.7 NO UNDISCLOSED LIABILITIES; ETC. Except as set forth on the Financial Statements, the Company has no material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise).

     2.8 ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth in
Schedule 2.8, since the date of the Financial Statements, the Company has not:

         (a) Suffered any material adverse change in its working capital, financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects;

         (b) Incurred any material liabilities or obligations (absolute, accrued, contingent or otherwise), except items incurred in the ordinary course of business and consistent with past practice, or increased or experienced any change in any assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves;

         (c) Paid, discharged or satisfied any claim, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice since the date of the balance sheet included in the Financial Statements;

         (d) Permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except for liens for current taxes not yet due;

         (e) Become aware of any fact or event which materially adversely affects or may in the future materially adversely affect the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company;

         (f) Cancelled any debts, waived any claims or rights of substantial value or accepted a purchase order, quotation, arrangement or understanding for future sale of services of the Company which will not result in a profit to the Company;

         (g) Entered into or amended any employment agreement;


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         (h) Sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice; and

     (i) Agreed, whether in writing or otherwise, to take any action described in this Section 2.8.

     2.9 LITIGATION. There is no pending or threatened action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or threatened against or involving the Company or the Stockholder, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Company or the Stockholder pursuant to this Agreement or in connection with the transactions contemplated hereby; nor is there any valid basis for any such action, proceeding or investigation. The Company is not in default under or in violation of, nor is there any valid basis for any claim of default under or violation of, any contract, commitment or restriction to which it is a party or by which it is bound. The Company is not in violation of, or in default with respect to, any law, rule, regulations, order, judgment, or decree; nor is the Company required to take any action in order to avoid such violation or default. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding which may have a material adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area.

     2.10 COMPLIANCE. Except as set forth on Schedule 2.10, each of the Company and its properties are is in compliance with all Legal Requirements, including, without limitation, those relating to zoning, except for such failures to comply or to be in compliance as have not had, and would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. Except as set forth on Schedule 2.10, the Company has not received any written notice asserting any non-compliance with any such Legal Requirements, except for such failures to comply as have not had, and would not have, a Material Adverse Effect with respect to the Company.

     2.11 TAXES.

     (i) Except as set forth on Schedule 2.11, (A) all federal, state, local and foreign income tax returns and reports and any other tax return or report for which there is a liability for the payment of Taxes in excess of $25,000 (collectively, "COMPANY TAX RETURNS") required to be filed by or on behalf of the Company (and any combined, consolidated, unitary or affiliated group of which the Company is or has been a member prior to the Closing Date) for Taxes have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Company Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings);
(B) all such Company Tax Returns are true, correct and complete in all material respects; and (C) all amounts shown as due on such Company Tax Returns and any other required payment of any other Tax liability in excess of $25,000 due from Company (and any combined, consolidated, unitary or affiliated group of which Company is or has been a member prior to the Closing Date) have been timely paid or accrued for on the Company Financial Statements. Except as set forth on
Schedule 2.11, the Company shall prepare and timely file, in a manner consistent with prior years except as required by a change in applicable laws and regulations, all Company Tax Returns required to be filed on or before the Closing Date (after giving effect to any valid extensions of time in which to make such filings). The Company has established an adequate


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accrual or reserve for the payment of all Taxes payable in respect of the period, including portions thereof, subsequent to the period covered by such Returns up to and including the Closing Date.

     (ii) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other party.

     (iii) The Company is not a party to any tax sharing or similar contract or arrangement currently in effect (whether or not written) with any Person.

     2.12 EMPLOYEE BENEFIT PLANS.

     (i) Schedule 2.12 contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of ERISA), and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, welfare benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of the Company has, by virtue of such employee or former employee's employment with the Company, any present or future right to benefits or under which the Company has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "COMPANY PLANS."

     (ii) The documents relating to the Company Plans provided to Purchaser are accurate copies thereof, and the Company will, to the extent not delivered or made available prior to the date hereof with respect to each Company Plan, deliver or make available to Purchaser promptly following the date hereof a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent determination letter; (C) any summary plan description and other written communications (or a description of any material oral communications) by the Company to its employees concerning the extent of the benefits provided under a Company Plan; and (D) for the most recent year (1) the Form 5500 and attached schedules, (2) audited financial statements, (3) actuarial valuation reports and (4) attorney's response to an auditor's request for information.

     (iii) Except as disclosed on Schedule 2.12, (A) each Company Plan has been established and administered in all material respects in accordance with its terms, and with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (B) each Company Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (C) for each Company Plan that is a "welfare plan" within the meaning of ERISA Section 3(1), the Company does not have nor will have any liability or obligation under any plan which provides medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by law); (D) to the knowledge of the Company, no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any


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Commonly Controlled Entity (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b),
(c), (m) or (o)), to any material tax, fine, lien, penalty or other material liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (E) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof; and (F) no "prohibited transaction" (as such term is defined in ERISA Section 406 and Code Section
4975) for which the Company has any liability has occurred with respect to any Company Plan.

     (iv) No Company Plan is subject to Title IV of ERISA.

     (v) No Company Plan is a multiemployer plan within the meaning of ERISA
Section 4001(a)(3). The Company has not contributed nor had any obligation to contribute in the preceding five (5) years to such a multiemployer plan.

     (vi) With respect to any Company Plan, (A) no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, and (B) to the knowledge of the Company, no facts or circumstances exist that could give rise to any such actions, suits or claims.

     (vii) Except as disclosed on Schedule 2.12, the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee or director of the Company to severance pay, unemployment compensation or any similar payment or (B) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any current or former employee of the Company.

     2.13 INTELLECTUAL PROPERTY.

     (i) AGREEMENTS. Schedule 2.13 contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property to which the Company is a party or by which the Company is bound. There are no outstanding and, to the Company's knowledge, no threatened disputes or disagreements with respect to any such agreement.

     (ii) KNOW HOW NECESSARY FOR THE BUSINESS.

         (a) The Intellectual Property consists of all assets as necessary for the operating of the Company's businesses as it is currently conducted or as reflected in the business plan given to Purchaser. Subject to the terms and conditions of each of the several agreements executed by the Company with respect to each of the entertainment projects with which it is involved, many of which provide that the net profits from a particular project, if any (as defined in such agreement) be shared among the Company and other parties, the Company is the owner of all right, title, and interest in and to each of the Intellectual Property assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property.

         (b) As of the date hereof, the Company has five (5) shows in various stages of development, preproduction and production, all as listed on Schedule 2.13(b).


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     (iii) COPYRIGHTS.

         (a) Schedule 2.13 contains a complete and accurate list and summary description of all Copyrights. The Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

         (b) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

         (c) No Copyright is infringed or, to the Company's knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

         (d) All works encompassed by the Copyrights have been marked with the proper copyright notice.

     2.14 REAL PROPERTY.

         (i) Schedule 2.14 hereto identifies the real property ("COMPANY LEASED REAL PROPERTY") leased, subleased, occupied or used by the Company pursuant to a Lease or other agreement (each such Lease or other similar agreement being hereinafter referred to as a "COMPANY LEASE") and the Company owns or leases the improvements located on such Company Leased Real Property. The Company has not received any written notification that it is in default with respect to any Company Leases pursuant to which it occupies or uses any Company Leased Real Property and/or such improvements nor, to the knowledge of the Company, are there any disputes between any Person and the Company with respect to Company Leases, which default or dispute would materially adversely affect the right of the Company to remain in possession of the property in question or otherwise adversely affect in any material respect the ability to use such property for its current use. Except as set forth in Schedule 2.14, the Company has performed all obligations required to be performed by it to date under, and is not in default in respect of, any Company Lease, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except for such obligations, the non-performance of which, and such defaults, the existence of which, in each case, would not result in a termination or cancellation of any Lease (or other such agreement). To the knowledge of the Company, no other party to any Company Lease or such other agreement is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except for defaults which, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company. Except as disclosed in Schedule 2.14, the Company has a valid leasehold interest in each Company Leased Real Property subject to a Company Lease, which leasehold interest is free and clear of all Liens, except Permitted Liens.

     2.15 TANGIBLE PERSONAL PROPERTY.


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     (i) The Tangible Personal Property owned, leased or used by the Company is in the aggregate sufficient and adequate to carry on its business as presently conducted and is, in the aggregate, in good operating condition and repair, normal "wear and tear" excepted.

     (ii) Except as set forth on Schedule 2.15 or property and assets sold or disposed of in the ordinary course of business of the Company, the Company has good and valid title to all Tangible Personal Property shown on the Financial Statements as being owned by it, in each case free and clear of all Liens, except for Permitted Liens.

     2.16 CONTRACTS AND COMMITMENTS. Schedule 2.16 contains a true, complete and accurate list of all material contracts, agreements instruments, leases, licenses, arrangements, or understandings (whether written or oral) to which the Company is a party or by which any of its assets or properties are bound. All contracts, agreements, plans, leases, policies and licenses referred to in
Schedule 2.16 are valid and in full force and effect, and true copies thereof have been heretofore made available to Purchaser.

     2.17 CONSENTS. Schedule 2.17 hereto sets forth a true and complete list of all consents of governmental and other regulatory agencies, foreign or domestic, and of other third parties required to be received by or on the part of the Company and the Stockholder to enable the Company and the Stockholder to enter into and carry out this Agreement. All such requisite consents have been, or prior to the Closing will have been, obtained.

     2.18 INSURANCE. Schedule 2.18 hereto sets forth a list of all policies or binders of fire, liability, workmen's compensation or other insurance held by or on behalf of the Company (specifying the insurer, the policy number or covering note number with respect to such binders). Correct and complete copies of such policies or binders have been delivered or made available to Purchaser. The Company is not in default with respect to any material provision contained in any such policy or binder and has not received a notice of cancellation or non-renewal of any such policy or binder. All of such insurance is in full force and effect and all premiums due and payable thereon have been paid.

     2.19 LABOR MATTERS. The Company is not party to any collective bargaining agreement or other labor agreement with any union or labor organization, and no union or labor organization has been recognized by the Company. Except as disclosed on Schedule 2.19 hereto, as of the date hereof, (i) to the knowledge of the Company after reasonable inquiry, there is no union or labor organization actively seeking to organize any employees of the Company and (ii) there is no strike, picketing or work stoppage by, or any lockout of, employees of the Company pending or, to the knowledge of the Company, threatened, against or involving the Company.

     2.20 QUESTIONABLE PAYMENTS. Neither the Company nor any director, officer, agent, employee or other person associated with or acting on behalf of the Company has, directly or indirectly: (A) used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; (B) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (C) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (D) made any false or fictitious entry on the books or records of the Company; or (E) made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

     2.21 BROKERS. Except as set forth in Schedule 2.21, neither the Company nor the Stockholder has engaged, consented to or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement, and the Company and the Stockholder, jointly and severally, agree to indemnify Purchaser against, and to hold it harmless from, any claim for brokerage or similar commissions or other compensation that may be made against Purchaser by any third party in connection with the transactions contemplated hereby.

     2.22 INVESTMENT REPRESENTATIONS. Stockholder hereby represents that:

         (a) The Stockholder is and will be acquiring the ETNT Common Stock for its own account, for investment and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act of 1933, as amended (the "Securities Act").

         (b) The Stockholder understands that (i) the ETNT Common Stock have not been registered under the Securities Act, by reason of their issuance by the Company in transactions exempt from the registration requirements of the Securities Act and (ii) the ETNT Common Stock must be held by the Stockholder unless a subsequent disposition thereof is made pursuant to an effective registration statement under the Securities Act or is exempt from such registration.

         (c) The Stockholder is an "accredited investor" as that term is defined in Rule 501(a) under the Securities Act.

         (d) The Stockholder (i) has sufficient experience in business and financial matters to be able to evaluate the merits and risks of its investment in the ETNT Common Stock, (ii) has obtained such accounting, legal and tax advice as it has considered necessary to make an informed investment decision,
(iii) has made such independent investigations as it has deemed necessary for the purpose of making the decision to invest in the ETNT Common Stock, (iv) has had the opportunity to ask questions of and receive answers concerning the Company's operations, affairs and financial condition and to request additional information about the Company, and all questions have been answered and all requested additional information has been received, and (v) has the financial ability to bear the full economic risk of its investment in the ETNT Common Stock.

     2.23 CERTAIN DEFINITIONS. The following definitions are used in this
Article 2:

     "CONTRACT" shall mean, whether in writing or oral, any contract, note, bond, deed, mortgage, indenture, lease, license, agreement or other instrument or obligation.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "GOVERNMENTAL AUTHORITY" shall mean any foreign, Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, including, without limitation, any court of competent jurisdiction.

     "INTELLECTUAL PROPERTY" shall mean and include (i) the name "MPI Media Productions International, Inc.", all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, the "Marks"); and (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");
(iii) all copyrights in both published works and unpublished works (collectively, the "Copyrights"); and (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by the Company as licensee or licensor.

     "LEASES" with respect to any Person, shall mean all leases of real, personal or intangible property under which the Company or any of its affiliates is lessee or lessor (or sublessee or sublessor).

     "LEGAL REQUIREMENTS" with respect to any Person, shall mean (a) all statutes, laws, ordinances, codes, rules, regulations, judgments, decrees, decisions, writs, rulings, injunctions, orders and other requirements of any Governmental Authority and (b) any consent, approval, authorization, waiver, Permit, agreement, license, certificate, exemption, order, registration, declaration or filing of, with or to any Governmental Authority, in each case other than relating to Taxes, and in each case binding upon such Person or such Person's assets, business or properties.

     "LIEN" shall mean any encumbrance, charge, security interest, mortgage, pledge, hypothecation, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant running with the land, encroachment, voting trust agreement, restriction, option, right of first offer or refusal, proxy or lien, including, but not limited to, liens for taxes.

     "MATERIAL ADVERSE EFFECT," with respect to any Person, shall mean any change or effect that is or would be reasonably expected to be materially adverse to the business, assets, properties, financial condition or results of operations of such Person.

     "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets, or business.

     "PERMITTED LIEN" shall mean (i) any Lien for Taxes not yet due or delinquent or as to which there is a good faith dispute and for which there are adequate reserves on the financial statements of the Person affected thereby,
(ii) with respect to real property, any Lien which is not in a material liquidated amount and which does not, individually or in the aggregate, interfere materially with the current use or materially detract from the value or marketability of such property (assuming its continued use in the manner in which it is currently used), (iii) a Lien arising pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings, so long as the execution or other enforcement thereof has been stayed and the claims secured thereby are being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Financial Statements of the Company, (iv) Liens for assessments, levies or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and for which there are adequate reserves on the Financial Statements of the Company, (v) deposits or pledges to secure bids, tenders, contracts, franchises, leases, statutory obligations, indemnity, performance, surety and appeal bonds or other obligations of a like nature, in each case arising in the ordinary course of business, (vi) deposits or pledges to secure obligations under workers compensation, social security or similar laws or under employment insurance, (vii) mechanics', workers', materialmen's or other like Liens arising in the ordinary course of business that do not materially detract from the value, or interfere with the present use, of the properties or assets affected thereby and (viii) Liens existing on the date hereof in respect of any capital leases in effect on the date hereof.

     "PERSON" shall mean and include an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

     "TANGIBLE PERSONAL PROPERTY" shall mean, collectively, machinery, equipment, furniture, fixtures and other tangible personal property.

     "TAX" or "TAXES" shall mean all taxes, charges, fees, levies or other assessments, and all estimated payments thereof, including, but not limited to, income, excise, property, sales, use, value added, franchise, payroll, transfer, transfer gain, gross receipts, withholding, social security and unemployment taxes or other taxes of any kind, imposed by any foreign, Federal, state, county or local government, or any subdivision or agency thereof (a "TAX AUTHORITY"), and any interest, penalty and expense relating to such taxes, charges, fees, levies or other assessments.

                                   ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to the Company and the Stockholder as follows:

     3.1 CORPORATE ORGANIZATION; Etc. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to carry on its business as now being conducted and to own the properties and assets it now owns.

     3.2 AUTHORIZATION, ETC. Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Purchaser has taken all action required to authorize the execution and delivery of this Agreement and the transactions contemplated hereby, and this Agreement is a valid and binding agreement of Purchaser enforceable in accordance with its terms. The ETNT Common Stock to be issued pursuant to this Agreement has been duly authorized, and, upon the Closing, will be validly issued, fully paid and non-assessable.

     3.3 NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provisions of the Certificate of Incorporation or Bylaws of Purchaser, or violate, or be in conflict with, or constitute a default under, or cause the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which Purchaser is a party or by which Purchaser is bound, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

     3.4 CAPITALIZATION. The authorized capital stock of Purchaser consists of 1,000,000 shares of preferred stock, none of which are outstanding, and 50,000,000 shares of common stock, of which 12,672,709 shares are outstanding at March 31, 2000 (including the ETNT Common Stock issued to

Stockholder). All issued and outstanding shares of capital stock of Purchaser are validly issued, fully paid and nonassessable.

     3.5 SEC FILINGS. Purchaser has heretofore delivered to Stockholder copies of its Annual Report on Form 10-KSB for the year ended September 30, 1999 (the "Form 10-KSB") which contain audited financial statements as of and for the year ended September 30, 1999 (the "Audited Financial Statements") and its Quarterly Report for the three months ended December 31, 1999 (the "Form 10-QSB"), which contains unaudited financial statements for the three months ended December 31, 1999 (the "Unaudited Financial Statements" and with the Audited Financial Statements, the "Purchaser Financial Statements"). Such Financial Statements and the notes thereto are true, complete and accurate and fairly present the assets, liabilities, financial condition and results of operations of the Purchaser as at the respective dates thereof, all in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

     3.6 NO UNDISCLOSED LIABILITIES, ETC. Purchaser has no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which were not fully reflected or reserved against in the Purchaser Financial Statements, except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date thereof, and the reserves reflected in the Purchaser Financial Statements are adequate, appropriate and reasonable.

     3.7 LITIGATION. There is no pending or threatened action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or threatened against or involving Purchaser, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby; nor is there any valid basis for any such action, proceeding or investigation. Purchaser is not subject to any judgment, order or decree entered in any lawsuit or proceeding which may have an adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area.

     3.8 BROKERS. Except as set forth in Schedule 3.8, Purchaser has not engaged, consented to or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement, and Purchaser agrees to indemnify Stockholder against, and to hold it harmless from, any claim for brokerage or similar commissions or other compensation that may be made against Stockholder by any third party in connection with the transactions contemplated hereby.

     3.9 ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth in
Schedule 3.9, since the date of the Purchaser Financial Statements, the Purchaser has not:

         (a) Suffered any material adverse change in its working capital, financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects;

         (b) Incurred any material liabilities or obligations (absolute, accrued, contingent or otherwise), except items incurred in the ordinary course of business and consistent with past practice, or increased or experienced any change in any assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves;

         (c) Paid, discharged or satisfied any claim, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Purchaser Financial Statements or incurred in the ordinary course of business and consistent with past practice since the date of the balance sheet included in the Purchaser Financial Statements;

         (d) Permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except for liens for current taxes not yet due;

         (e) Become aware of any fact or event which materially adversely affects or may in the future materially adversely affect the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Purchaser;

         (f) Sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice; and

         (g) Agreed, whether in writing or otherwise, to take any action described in this Section 3.9.

                                   ARTICLE 4
                                   COVENANTS

     4.1 COVENANTS OF THE COMPANY AND THE STOCKHOLDER:

     4.1.1 CONSENTS. The Company will obtain, prior to the Closing, all consents necessary, in the reasonable opinion of Purchaser's counsel, to the consummation of the transactions contemplated hereby. All such consents will be in writing and executed counterparts thereof will be delivered to Purchaser prior to or at the Closing.

     4.1.2 SUPPLEMENTS TO SCHEDULES. From time to time prior to the Closing, the Stockholder and the Company will promptly supplement or amend any Schedule hereto with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any such Schedule. No supplement or amendment of any such Schedule made pursuant to this Section shall be deemed to cure any breach of any representation of or warranty made in this Agreement unless Purchaser specifically agrees thereto in writing.

     4.1.3 OTHER TRANSACTIONS. Neither the Company nor the Stockholder shall enter into any discussions concerning, or approve or recommend any merger, consolidation, disposition of all or substantially all of its business, properties or assets (other than pursuant to this Agreement), acquisition or other business combination, or proposal therefor, or furnish or cause to be furnished any information concerning the business, properties or assets of the Company to any party in connection with any Company transaction involving the acquisition of the Company or all or any substantial part of its assets by any person other than Purchaser.

     4.2 COVENANTS OF THE PURCHASER:

     4.2.1 PAYMENTS. Purchaser will pay to the Stockholder in cash in immediately available funds, the Second Cash Payment on or prior to August 1, 2000, the Third Cash Payment on or prior to November 1, 2000, and the Fourth Cash Payment on or prior to April 1, 2001.

     4.2.2 REGISTRATION. Purchaser will register the ETNT Common Stock in accordance with Article 8 hereof. In the event that the Purchaser grants to any current or future investor or stockholder, registration rights superior to or more favorable than those contained in Article 8, the Purchaser shall also grant such superior or more favorable registration rights to the Stockholder with respect to the ETNT Common Stock acquired pursuant hereto.

     4.2.3 EMPLOYMENT AGREEMENT. The Purchaser will enter into Employment Agreements with each of the Stockholder and William Marty, in accordance with
Section 5.4. In the event that John Sgarlat, or any other executive officer of the Purchaser, is provided with employment terms that are superior to or more favorable than those provided to the Stockholder pursuant to his Employment Agreement with the Purchaser, then the Purchaser shall also grant such superior or more favorable employment terms to the Stockholder.

                                   ARTICLE 5
          CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDER

     Each and every obligation of the Company and the Stockholder under this Agreement to be performed on or before the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by the Company and the Stockholder:

     5.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Purchaser contained herein shall be in all material respects true, complete and accurate as of the date when made and at and as of the Closing as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement.

     5.2 PERFORMANCE. Purchaser shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

     5.3 NO GOVERNMENTAL PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any governmental body or other Person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

     5.4 EXECUTION OF EMPLOYMENT AGREEMENTS. No later than (i) the date that the Purchaser makes payment to the Stockholder in full of the Cash Portion and (ii) delivery by the Purchaser to Stockholder of the ETNT Common Stock, Stockholder shall enter into Employment Agreements with the Purchaser, (the "Stockholder's Employment Agreement" to be in substantially the same form as the Employment Agreement between the Purchaser and John Sgarlat). Concurrently, William Marty shall enter into the same form of employment agreement as between Purchaser and Gary A. Goodell.

     5.5 WORKING CAPITAL INFUSION. The Purchaser shall have provided the Company (by way of capital contribution, for which the Purchaser shall not receive any additional shares of Company

Stock) with $550,000 in cash, or such lesser amount that is mutually acceptable to the Company and Purchaser, to fund the Company's working capital needs.

     5.6 ITEMS TO BE DELIVERED AT CLOSING BY PURCHASER. At the Closing, Purchaser shall deliver to Stockholder the First Cash Payment, the working capital infusion referred to in Section 5.5 above shall have been provided by the Purchaser to the Company, and Certificates representing the ETNT Common Stock.

     5.7 INVESTIGATIONS; ETC. No investigation of the Purchaser by the Company and the Stockholder, nor the Schedules or any supplement thereto nor any other document delivered to the Company or the Stockholder as contemplated by this Agreement, shall have revealed any facts or circumstances which, in the sole and exclusive judgment of the Stockholder, reflect in a material adverse way on the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects of the Purchaser.

     5.8 NO INJUNCTION. On the Closing Date there shall be no injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby which the Stockholder deems unacceptable in its sole discretion.

     5.9 MATERIAL CHANGE. From the date of the Purchaser Financial Statements to the Closing Date, the Purchaser shall not have suffered any unanticipated material adverse change (whether or not such change is referred to or described in any supplement to the Schedules) in its business, prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations.

                                    ARTICLE 6
                   CONDITIONS TO OBLIGATIONS OF THE PURCHASER

     Each and every obligation of Purchaser under this Agreement to be performed on or before the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by
Purchaser:

     6.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties contained in Article 2 hereof, the Schedules and in all certificates and other documents delivered and to be delivered by the Company and the Stockholder pursuant hereto or in connection with the transactions contemplated hereby shall be in all material respects true, complete and accurate as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement or changes which are not material in the aggregate.

     6.2 PERFORMANCE. The Company and the Stockholder shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing.

     6.3 INVESTIGATIONS; ETC. No investigation of the Company and the Stockholder by Purchaser, nor the Schedules or any supplement thereto nor any other document delivered to Purchaser as contemplated by this Agreement, shall have revealed any facts or circumstances which, in the sole and exclusive judgment of Purchaser, reflect in a material adverse way on the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects of the Company.

     6.4 CONSENTS. The consents from third parties and government agencies required to consummate the transactions contemplated hereby shall have been obtained.

     6.5 NO GOVERNMENT PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any governmental body or other Person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

     6.6 NO INJUNCTION. On the Closing Date there shall be no injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby which the Purchaser deems unacceptable in its sole discretion.

     6.7 MATERIAL CHANGE. From the date of the Financial Statements to the Closing Date, the Company shall not have suffered any unanticipated material adverse change (whether or not such change is referred to or described in any supplement to the Schedules) in its business, prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations.

     6.8 MISCELLANEOUS CLOSING DOCUMENTS. At the Closing, the Company and the Stockholder shall deliver to the Purchaser:

               (i) Certificates representing the Company Stock with duly endorsed stock powers;

               (ii) Certificate of the Company and the Stockholder that the representations and warranties contained in Article 2 of this Agreement are true and correct in all material respects at and as of the Closing Date, except for representations and warranties specifically relating to a time or times other than the Closing Date, which shall be true and correct in all material respects at such time or times; and

               (iii) Certificate of the secretary of the Company with respect to the charter documents and resolutions of the Company authorizing the transactions contemplated hereby.

                                   ARTICLE 7
                           CONDUCT PENDING THE CLOSING

     From the date of this agreement until the Closing and except as otherwise expressly consented to or approved by Purchaser or the Stockholder, as the case may be, in writing:

     7.1 THE COMPANY.

         (a) CONDUCT OF BUSINESS. The Company will carry on its business diligently and substantially in the same manner as heretofore conducted, so that at the Closing no representation or warranty of the Company will be materially inaccurate, and no covenant or agreement of the Company will be breached. Except as otherwise required by the Purchaser in writing, until the Closing, the Company will use its best efforts to preserve its business, to keep available the services of its present personnel, to preserve in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements, and understandings of the Company, and to preserve the good will of their suppliers, customers, and others having business relations with any of them.

         (b) AMENDMENTS. No change or amendment shall be made in the charter documents of the Company.

         (c) CAPITAL CHANGES; DIVIDENDS REDEMPTION. The Company will not issue or sell any additional shares of its capital stock or other securities, acquire directly or indirectly, by redemption or otherwise, any such shares or split-up any such capital stock, declare or pay any dividends thereon in cash, securities or other property or make any other distribution with respect thereto, or grant or enter into any options, warrants, calls or commitments of any kind with respect thereto.

         (d) SUBSIDIARIES. The Company will not organize any new subsidiary, acquire any capital stock or other equity securities of any corporation, partnership, or other entity or acquire any equity or ownership interest in any business.

         (e) ACCESS TO INFORMATION. The Company shall give to Purchaser's officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the premises, properties, assets, records, contracts and other documents relating to its business and shall permit them to consult with the officers, employees, accountants, counsel and agents of the Company for the purpose of making such investigation of the Company as Purchaser shall desire to make, provided that such investigation shall not unreasonably interfere with the Company's business operations. Furthermore, the Company shall furnish to Purchaser all such documents and copies of documents and records and information with respect to the affairs of the Company and copies of any working papers relating thereto as Purchaser shall from time to time reasonably request and shall permit Purchaser and its agents to make such physical inventories and inspections of the Company as Purchaser may request from time to time.

         (f) CERTAIN CHANGES. The Company will not take any of the actions listed in Section 2.8 hereof.

         (g) CONTRACTS. No contract or commitment will be entered into, and no purchase of raw material or supplies and no sale of assets will be made, by or on behalf of the Company, except (i) normal contracts or commitments for the purchase of, and normal purchases of, inventory or supplies, made in the ordinary course of business and consistent with past practice, and (ii) other contracts, commitments, purchases or sales in the ordinary course of business and consistent with past practice not in excess of $100,000 individually.

         (h) INSURANCE; PROPERTY. The Company shall adequately insure all property, real, personal and mixed, owned or leased by the Company, against all ordinary and insurable risks; and all such property shall be used, operated, maintained and repaired in a careful and reasonably efficient manner.

     (i) NO DEFAULT. The Company shall not do any act or omit to do any act, or permit any action or omission to act, which will cause a breach of any material contract or commitment of the Company or which would cause the breach of any warranty made hereunder.

     (j) COMPLIANCE WITH LAWS. The Company shall duly comply with all laws applicable to it and its properties, operations, business and employees.

     (k) MATERIAL DEVELOPMENTS. The Company shall promptly notify Purchaser of the occurrence of any and all events which have, or may have, a material effect upon the business or financial condition of the Company.

     7.2 THE PURCHASER.

         (a) CONDUCT OF BUSINESS. The Purchaser will carry on its business diligently and substantially in the same manner as heretofore conducted, so that at the Closing no representation or warranty of the Purchaser will be materially inaccurate, and no covenant or agreement of the Purchaser will be breached. Except as otherwise required by the Company in writing, until the Closing, the Purchaser will use its best efforts to preserve its business, to keep available the services of its present personnel, to preserve in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements, and understandings of the Purchaser, and to preserve the good will of their suppliers, customers, and others having business relations with any of them.

         (b) ACCESS TO INFORMATION. The Purchaser shall give to Stockholder's counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the premises, properties, assets, records, contracts and other documents relating to its business and shall permit them to consult with the officers, employees, accountants, counsel and agents of the Purchaser for the purpose of making such investigation of the Purchaser as Stockholder shall desire to make, provided that such investigation shall not unreasonably interfere with the Purchaser's business operations.

         (c) NO DEFAULT. The Purchaser shall not do any act or omit to do any act, or permit any action or omission to act, which will cause a breach of any material contract or commitment of the Purchaser or which would cause the breach of any warranty made hereunder.

         (d) COMPLIANCE WITH LAWS. The Purchaser shall duly comply with all laws applicable to it and its properties, operations, business and employees.

         (e) MATERIAL DEVELOPMENTS. The Purchaser shall promptly notify Stockholder of the occurrence of any and all events which have, or may have, a material effect upon the business or financial condition of the Purchaser.

                                   ARTICLE 8
                               REGISTRATION RIGHTS

     8.1 REGISTERABLE SECURITIES. As used herein the term "Registerable Security" means the 1,350,000 shares of ETNT Common Stock issued pursuant to this Agreement, provided, however, that with respect to any particular Registerable Security, such security shall cease to be a Registerable Security when, as of the date of determination, (i) it has been effectively registered under the Securities Act, and disposed of pursuant thereto, (ii) registration under the Securities Act is no longer required for the immediate public distribution of such security without restriction, or (iii) it has ceased to be outstanding. The term "Registerable Securities" means any and/or all of the securities falling within the foregoing definition of a "Registerable Security." In the event of any merger, reorganization, consolidation, recapitalization or other change in corporate structure affecting the Common Stock, all adjustments shall be made in the definition of "Registerable Security" as are necessary or appropriate in order to prevent any dilution or enlargement of the rights granted pursuant to this Agreement.

     8.2 PIGGYBACK REGISTRATION.

         (a) If the Purchaser proposes to register any of its securities under the Securities Act, for its own account or for the account of others (other than in connection with a merger on Form S-4, pursuant to Form S-8 or other comparable form), the Purchaser shall at such time give prompt written notice to the Stockholder of its intention to effect such registration and of the Stockholder's rights under such proposed registration, and upon the request of Stockholder delivered to the Purchaser within 20 days after giving of such notice (which request shall specify the Registerable Securities intended to be disposed of by Stockholder and the intended method of disposition thereof), the Purchaser shall include such Registerable Securities held by Stockholder requested to be included in such registration; provided, however, that:

          (i) If, at any time after giving such written notice of the Purchaser's intention to register any of the Stockholder's Registerable Securities and prior to the effective date of the registration statement filed in connection with such registration, the Purchaser shall determine for any reason not to register or to delay the registration of the Purchaser's own securities and such Registerable Securities, at its sole election, the Purchaser may give written notice of such determination to the Stockholder and thereupon shall be relieved of its obligation to register any Registerable Securities issued or issuable in connection with such registration (but not from its obligation to pay registration expenses in connection therewith or to register the Registerable Securities in a subsequent registration); and in the case of a determination to delay a registration, the Purchaser shall thereupon be permitted to delay registering any Registerable Securities for the same period as the delay in respect of securities being registered for the Purchaser's own account.

          (ii) If the registration relates to an underwritten offering and the managing underwriter in such underwritten offering shall advise the Purchaser that it declines to include a portion or all of the Registerable Securities requested by the Stockholder to be included in the registration statement, then (A) registration of all of the Registerable Securities shall be excluded from such registration statement on the condition that all securities to be registered by any other selling securityholders, if any, are also excluded and (B) registration of a portion of such Registerable Securities shall be excluded if such portion is allocated among the Stockholder and any other selling securityholders in proportion to the respective numbers of securities to be registered by the Stockholder and other selling securityholders. In such event the Purchaser shall give the Stockholder prompt notice of the number of Registerable Securities excluded.

          (iii) It shall be a condition of the Stockholder's participation in a registration statement under this Section 8.2 which relates to an underwritten public offering, that the Stockholder agrees to sell the Stockholder's Registerable Securities on the basis provided in the underwriting arrangements agreed to by the Purchaser and the managing underwriter of such offering.

     8.3 REGISTRATION PROCEDURES. In connection with each registration statement filed pursuant to this Agreement, the Purchaser hereby agrees to:

         (a) prepare and file with the Commission a registration statement and shall use its best efforts to cause such registration statement to become effective and remain effective for one (1) year or until all the Registerable Securities are sold (whichever is shorter) or become capable of being publicly sold without registration under the Securities Act.

         (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement whenever the Stockholder shall desire to sell or otherwise dispose of the same;

         (c) furnish to the Stockholder such numbers of copies of a summary prospectus or other prospectus, including a preliminary prospectus or any amendment or supplement to any prospectus, in conformity with the requirements of the Securities Act, and such other documents, as the Stockholder may reasonably request in order to facilitate the public sale or other disposition of the securities owned by the Stockholder;

         (d) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as the Stockholder shall request, and do any and all other acts and things which may be necessary or advisable to enable the Stockholder to consummate the public sale or other disposition in such jurisdictions of the securities owned by the Stockholder, except that the Purchaser shall not for any such purpose be required to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified or to file therein any general consent to service of process;

         (e) use its best efforts to list such securities on any securities exchange or national quotation system on which any securities of the Purchaser are then listed or quoted;

         (f) enter into and perform its obligations under an underwriting agreement, if the offering is an underwritten offering, in usual and customary form, with the managing underwriter or underwriters of such underwritten offering;

         (g) notify Stockholder, at any time when a prospectus relating to such registration statement is required to be delivered under the Securities Act, of the happening of any event of which it has knowledge as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

         (h) take such other actions as shall be reasonably requested by the Stockholder to facilitate the registration and sale of the Registerable Securities.

     8.4 INDEMNIFICATION. In the event any Registerable Securities are included in a registration statement pursuant to this Agreement:

         (a) PURCHASER. Without limitation of any other indemnity provided to Stockholder pursuant to this Agreement, to the extent permitted by law, the Purchaser shall indemnify and hold harmless Stockholder, any underwriter (as defined in the Securities Act) for Stockholder, and each person, if any, who controls such underwriter (within the meaning of the Securities Act) against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statements including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (iii) any violation or alleged violation by the Purchaser of the Securities Act, or (iv) any state securities law or any rule or regulation promulgated under the Securities Act, or any state securities law, and the Purchaser shall reimburse Stockholder, underwriter or controlling person for any legal or other expenses incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Purchaser shall not be liable to Stockholder in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by Stockholder.

         (b) STOCKHOLDER. Stockholder shall indemnify and hold harmless the Purchaser, its affiliates, its counsel, officers, directors, shareholders and representatives, any underwriter (as defined in the Securities Act) and each person, if any, who controls the Purchaser or the underwriter (within the meaning of the Securities Act), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act or any state securities law, and the Stockholder shall reimburse the Purchaser and each such stockholder, affiliate, officer or director or partner, underwriter or controlling person for any legal or other expenses incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; insofar as such losses, claims, damages or liabilities (or actions and respect thereof) arise out of or are based upon any statements or information provided by such Stockholder to the Purchaser in connection with the offer or sale of Registerable Securities.

         (c) NOTICE; RIGHT TO DEFEND. Promptly after receipt by an indemnified party under this Section 8.4 of notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 8.4, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and if the indemnifying party agrees in writing that it will be responsible for any costs, expenses, judgments, damages and losses incurred by the indemnified party with respect to such claim, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if the indemnified party reasonably believes that representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Agreement only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Agreement.

         (d) CONTRIBUTION. If the indemnification provided for in this Agreement is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relevant fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount the Stockholder shall be obligated to contribute pursuant to the Agreement shall be limited to an amount equal to the proceeds to the Stockholder of the Registerable Securities sold pursuant to the registration statement which gives rise to such obligation to contribute (less the aggregate amount of any damages which the Stockholder has otherwise been required to pay in respect of such loss, claim, damage, liability or action or any substantially similar loss, claim, damage, liability or action arising from the sale of such Registerable Securities).

         (e) SURVIVAL OF INDEMNITY. The indemnification provided by this Agreement shall be a continuing right to indemnification and shall survive the registration and sale of any Registerable Securities by any person entitled to indemnification hereunder and the expiration or termination of this Agreement.

     8.5 TERMINATION OF THIS AGREEMENT. The registration rights provided for in this Article 8 shall continue in full force and effect until such time as there are no Registerable Securities, as defined in Section 8.1 hereof, outstanding.

     8.6 FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Purchaser to take any action pursuant to this Article 8 with respect to Stockholder that Stockholder shall furnish to the Purchaser such information regarding the Stockholder, the Stockholder's Registerable Securities and the intended method of disposition of the Registerable Securities and shall execute such documents in connection with such registration as the Purchaser and/or any managing underwriters may reasonably request.

     8.7 EXPENSES OF REGISTRATION. All expenses, other than underwriting discounts and commissions incurred by Stockholder in connection with the transactions contemplated by this Agreement, including, without limitation, listing, filing and qualification fees, printers' fees, accounting fees, legal fees and expenses of counsel for the Stockholder (up to an aggregate of $10,000) and the fees of the Purchaser counsel, shall be borne by the Purchaser.

                                   ARTICLE 9
                                ADDITIONAL TERMS

     9.1 BOARD OF DIRECTORS. Effective on the payment by Purchaser to Stockholder of the Cash Portion in full, and the payment to the Company by the Purchaser of the working capital payment referred to in Section 5.5 hereof, and upon delivery by Purchaser to the Stockholder of the ETNT Common Stock (the "Payment Conditions"), or sooner at Stockholder's option, Stockholder shall be elected to Purchaser's Board of Directors. Prior to such time, he shall have the right to attend all meetings of the Board of Directors as an observer. Stockholder's right to be elected to the Board shall terminate at such time as he owns less than 675,000 shares of eContent Common Stock. So long as Stockholder has the right to a board seat, Purchaser shall use its best efforts to have its management so vote in favor of Stockholder. Prior to or upon the election of the Stockholder to the Board of Directors of the Purchaser, the Purchaser shall have secured directors' and officers' liability insurance in the amount of at $2 million per occurrence.

     9.2 OPERATING DECISIONS. From the date hereof, until full satisfaction of the Payment Conditions, Stockholder shall remain as President of the Company and have day-to-day control over all operating decisions, including but not limited to personnel, leases, human resources and project expenditures. In the event that the Closing occurs but the payment of the Cash Portion is not timely made in full pursuant to the provisions of Section 1.2(a) hereof, unless and until the Payment Conditions are satisfied in full, the Stockholder shall continue to control all aspects of the business of the Company and all decisions relating thereto, and Purchaser shall have no say whatsoever with respect thereto, including, without limitation, all aspects of the Company's work for, and relationships with, public broadcasting stations. Upon satisfaction of the Payment Conditions in full, Stockholder shall remain President of the Company, but Purchaser shall have the right to exercise such controls as it desires.

     9.3 FAILURE TO SATISFY PAYMENT CONDITIONS. If Purchaser fails to timely satisfy each of the Payment Conditions within forty-five (45) days of the respective dates provided for herein (PROVIDED, HOWEVER, that the First Cash Payment and the ETNT Common Stock shall be delivered to the Stockholder on the Closing Date), the Stockholder shall be entitled to send a notice (a "NOTICE OF NON-PERFORMANCE") pursuant to this Section 9.3 of this Agreement, and the provisions of Section 9.5 of this Agreement shall apply.

     9.4 TAX PROVISIONS. At any time on or prior to December 15, 2000, Stockholder shall be entitled to send a notice (a "LOAN REQUEST") to Purchaser, requesting a loan from Purchaser of up to $175,000, to assist the Stockholder in satisfying any tax liability Stockholder may have associated with the receipt of the ETNT Common Stock. If the Purchaser is able to make such loan to the Stockholder for the full amount requested in the Loan Request, then such loan will: (i) be made in cash in full in immediately available funds by Purchaser to Stockholder on or before December 31, 2000, (ii) be secured by a pledge to Purchaser by Stockholder of the ETNT Common Stock still owned by the Stockholder at that time, if any, (iii) bear interest at the prime rate, and (iv) be subject to repayment when and as Stockholder is able to orderly liquidate such ETNT Common Stock still owned by the Stockholder at that time, if any, in the public market. If the Purchaser is unable to make such loan to the Stockholder for the full amount requested in the Loan Request, then the Stockholder shall be entitled to send a Notice of Non-Performance pursuant to this Section 9.4 of this Agreement, and the provisions of Section 9.5 of this Agreement shall apply.

     9.5 NOTICES OF NON-PERFORMANCE. In the event that the Stockholder sends a Notice of Non-Performance to Purchaser pursuant to the provisions of Section 9.3 or 9.4 of this Agreement, then: (i) the Company and the Purchaser shall enter into good faith negotiations with respect to executing a production services and media resources agreement, the economics of which shall reflect the long-standing relationship between the Purchaser, the Company, the Stockholder and the principals of the Purchaser, to the mutual benefit of the Company and the Purchaser, and shall take into account the working capital contributed to the Company by Purchaser, which negotiations shall conclude within sixty (60) days of commencement thereof, (ii) the Escrow Agent shall return to the Stockholder the Company Stock represented by Certificate No. 3 within ten (10) days, (iii) the Stockholder shall return to the Purchaser the ETNT Common Stock still owned by the Stockholder at that time, if any, within ten (10) days, (iv) the Purchaser shall return to the Stockholder all Company Stock previously delivered to it pursuant to this Agreement within ten (10) days, (v) the Stockholder shall be entitled to retain such portion of the Cash Portion that has been paid by Purchaser to the Stockholder, (vi) the Company will be entitled to retain any working capital provided to it by Purchaser pursuant to Section
5.5 of this Agreement, and (vii) any and all Company Stock still held in escrow by the Escrow Agreement shall be delivered to Stockholder, and all ownership and voting rights with respect to such Company Stock shall immediately vest in the Stockholder upon receipt thereof.

                                   ARTICLE 10
             SURVIVAL OF REPRESENTATIONS AND WARRANTIES; TERMINATION

     10.1 INVESTIGATIONS; SURVIVAL OF WARRANTIES. The representations, warranties and agreements of the Company, Stockholder and Purchaser contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the Closing for a period of one year and not be deemed waived or otherwise affected by any investigation made by any party hereto.

     10.2 METHODS OF TERMINATION. The transactions contemplated herein may be terminated and/or abandoned at any time but (except with respect to Section 10.2(c)(iii) below) not later than the Closing Date:

         (a) By mutual and joint consent of the Purchaser and the Stockholder;
or

         (b) By Purchaser, (i) at any time if the representations and warranties of the Company or the Stockholder contained in Article 2 hereof were incorrect in any material respect when made or at any time thereafter, or (ii) upon written notice to the Company and the Stockholder given on the Closing Date if all of the conditions precedent to the obligations of Purchaser set forth in this Agreement are not fulfilled; or

         (c) By the Stockholder, (i) at any time if the representations and warranties of Purchaser contained in Article 3 hereof were incorrect in any material respect when made or at any time thereafter, (ii) upon written notice to Purchaser given on the Closing Date if all of the conditions precedent to the obligations of the Company and the Stockholder set forth in this

Agreement are not fulfilled, or (iii) upon written notice to the Purchaser at any time after the Closing Date if the Cash Portion is not paid in cash in full by the Purchaser to the Stockholder in accordance with the provisions of section 1.2(a) and 9.3 hereof. In the event that the Stockholders terminates this Agreement pursuant to the terms of this Section 10.2(c)(iii), the provisions of
Section 9.3 shall apply.

     10.3 PROCEDURE UPON TERMINATION. In the event of termination and abandonment by Purchaser pursuant to Section 10.2 hereof, notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated and/or abandoned, without further action by Purchaser or Stockholder. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

         (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

         (b) All confidential information received by any party hereto with respect to the business of any other party shall be treated in accordance with
Section 13.9 hereof; and

         (c) No party hereto shall have any liability or further obligation to any other party to this Agreement except as stated in subparagraphs (a), (b) and
(c) of this Section 10.3 other than liability for damages resulting from representations and warranties being inaccurate when made.

                                   ARTICLE 11
                                 INDEMNIFICATION

     11.1 INDEMNIFICATION BY STOCKHOLDER. In the event that the transactions contemplated by this Agreement are consummated, the Stockholder shall indemnify Purchaser and each of its officers and directors and hold each of them harmless from, against and in respect of and shall on demand reimburse such persons for:
(i) all its losses, liabilities, damages, costs and expenses arising from any misrepresentation or breach of any representation, warranty, covenant or agreement on the part of the Stockholder or the Company under this Agreement;
(ii) to the extent any of the following constitute a breach of any representation, warranty, covenant or agreement on the part of the Stockholder or the Company under this Agreement, any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against Purchaser that relate to the Company or the business in which the principal event giving rise thereto occurred before the Closing Date or which result from or arise out of any action or inaction before the Closing Date of Stockholder or the Company or any employee, agent, representative or subcontractor of the Company; and (iii) any and all actions, suits, proceedings, elections, demands, assessments, judgments, costs and expenses, including without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid same or to oppose the imposition thereof, or in enforcing this indemnity.

     11.2 INDEMNIFICATION BY PURCHASER. In the event that the transactions contemplated by this Agreement are consummated, the Purchaser shall indemnify Stockholder and hold him harmless from, against and in respect of and shall on demand reimburse him for: (i) all his losses, liabilities, damages, costs and expenses arising from any misrepresentation or breach of any representation, warranty, covenant or agreement on the part of the Purchaser under this Agreement; (ii) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against Stockholder or the Company that relate to the Purchaser or the business in which the principal event giving rise thereto occurred after the Closing Date or which result from or arise out of any action or inaction after the Closing Date of Purchaser or any employee, agent, representative or subcontractor of the Purchaser; and (iii) any and all actions, suits, proceedings, elections, demands, assessments, judgments, costs and expenses, including without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid same or to oppose the imposition thereof, or in enforcing this indemnity. If the Fourth Cash Payment (and all other payments required to be made hereunder) are is not made in full and the Acquisition is not completed, the above indemnification shall also extend to the Company.

                                   ARTICLE 12
           COVENANT NOT TO COMPETE AND AGREEMENT NOT TO DISCLOSE TRADE
               SECRETS OR CONFIDENTIAL OR PROPRIETARY INFORMATION

     12.1 COVENANT NOT TO COMPETE. Commencing on the Closing Date and extending for a period of two (2) years after the date the Fourth Cash Payment is made to Stockholder in full, Stockholder promises and agrees not to enter into any employment or business relationship (whether as a principal, agent, partner, employee, investor, owner, consultant, board member or otherwise) with any company, business organization or individual that is engaged in the same or similar business as that of the Purchaser or with any other business that competes with the Purchaser; provided, however, that the Stockholder shall not be deemed to have breached or otherwise violated this covenant not to compete by engaging in or devoting time to any activity or enterprise that does not compete with the Purchaser or its current or proposed business, including, without limitation, all current and future non-public broadcasting activities and production, and fund raiser production.. This restrictive covenant may be assigned to and enforced by any of the Purchaser" assignees or successors. In the event that the Fourth Cash Payment (and all other payments required to be made hereunder) are not made in full by the Purchaser to the Stockholder pursuant to the provisions of this Agreement, the provisions of this Section
12.1 shall be null, void and of no force or effect.

     12.2 AGREEMENT NOT TO USE OR DISCLOSE TRADE SECRETS. For a period of two
(2) years after the Closing Date, Stockholder promises and agrees not to disclose or utilize any trade secrets pertaining to the business of the Purchaser. As used herein, "trade secret" refers to the whole or any portion or phase of any formula, pattern, device, combination of devices, or compilation of information which is for use, or is used, in the operation of the Purchaser's business and which provides the Purchaser an advantage, or an opportunity to obtain an advantage, over those who do not know or use it. "Trade Secret" also includes any scientific, technical, or commercial information, including any design, list of suppliers, list of customers, as well as pricing information or methodology, contractual arrangements with vendors or suppliers, business development plans or activities, or financial information. This restrictive covenant may be assigned to and enforced by any of the Purchaser's assignees or successors.

     12.3 AGREEMENT NOT TO USE OR DISCLOSE CONFIDENTIAL OR PROPRIETARY INFORMATION. For a period of two (2) years after the Closing Date, Stockholder promises and agrees not to disclose, utilize or misuse in any way any confidential or proprietary information pertaining to the business of the Purchaser. Any confidential or proprietary information or data now or hereafter acquired by Stockholder with respect to the business of the Purchaser (which shall include, but not be limited to, information concerning the Purchaser's financial condition, prospects, technology, customers, suppliers, methods of doing business and promotion of the Purchaser's products and services) shall be deemed a valuable, special and unique asset of the Purchaser that is received by the Stockholder in confidence and as a fiduciary, and Stockholder shall remain a fiduciary to the Purchaser with respect to all of such information. For purposes of this Agreement "confidential and proprietary information" means information not generally known or in the public domain, about the Purchaser or its business. This restrictive covenant may be assigned to and enforced by any of the Purchaser's assignees or successors.

     12.4 INJUNCTIVE RELIEF. In recognition of the possibility that any violation by Stockholder of Section 12.1, Section 12.2 or Section 12.3 of this Agreement may cause irreparable or indeterminate damage or injury to Purchaser, Stockholder expressly stipulates and agrees that the Purchaser shall be entitled to obtain an injunction from any court of competent jurisdiction restraining any violation or threatened violation of this Article 12. Such right to an injunction shall be in addition to, and not in limitation of, any other rights or remedies the Purchaser may have for damages.

                                   ARTICLE 13
                            MISCELLANEOUS PROVISIONS

     13.1 WAIVER OF COMPLIANCE. Any failure of the Company and Stockholder, on the one hand, or Purchaser, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the President of Purchaser or the Stockholder, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     13.2 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or if mailed, certified or registered mail, return receipt requested, with postage prepaid or if delivered to an overnight courier that guarantees next-day delivery:

         (a)   If to the Company or the Stockholder, to:

               Robert Marty
               MPI Media Productions International, Inc.
               49 West 23rd Street
               11th Floor
               New York, New York 10010

               with a copy, to:

               Marc Chamlin, Esq.
               Loeb & Loeb LLP
               345 Park Avenue
               New York, New York
or to such other person or address as the Company shall furnish to Purchaser in writing.

         (b)   If to Purchaser, to:

               John Sgarlat President
               eContent,Inc.
               105 Narcissus Avenue
               West Palm Beach, Florida 33401

               with a copy to:

               Michael D. Karsch, P.A.
               Broad and Cassel
               7777 Glades Road, Suite 300
               Boca Raton, Florida 33434

or to such other person or address as Purchaser shall furnish to the Company in writing.

     13.3 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Company without the prior written consent of the Purchaser.

     13.4 GOVERNING LAW. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflicts of law doctrine.

     13.5 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13.6 HEADINGS. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

     13.7 ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules hereto, and the other documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, including, without limitation, the term sheet dated December 12, 1999 among the Company, the Stockholder and the Purchaser

     13.8 THIRD PARTIES. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.


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

     13.9 CONFIDENTIALITY. Purchaser and Stockholder will hold and will cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the other party furnished it by such other party or its representatives in connection with the transactions contemplated by this Agreement, including, without limitation, all letters of intent and term sheets negotiated among and/or executed by the parties hereto and/or their affiliates, principals or related entities and any standstill agreements with respect thereto (except to the extent that such information can be shown to have been (i) previously known by the party to which it was furnished, or (ii) later lawfully acquired from other sources by the party to which it was furnished), and each party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information comes into the public domain through no fault of the party required to hold it in confidence, and such information shall not be used to the detriment of, or in relation to any investment in, the other party and all such documents (including copies thereof) shall be returned to the other party immediately upon the written request of such other party. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

     13.10 PRESS RELEASES. Until the Payment Conditions are satisfied in full by the Purchaser, no press releases shall be issued by Purchaser concerning the Company, the Stockholder, this Agreement, or any of the transaction contemplated hereby, without the prior written approval of the Stockholder.

                      REMAINDER OF PAGE INTENTIONALLY BLANK


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

     IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be duly executed all as of the day and year first above written.

                                  MPI MEDIA PRODUCTIONS
                                  INTERNATIONAL, INC.,

                                  By:/s/ Robert J. Marty
                                     -------------------------------------------
                                     Robert J. Marty, President

                                  eCONTENT, INC.,

                                  By:/s/ John Sgarlat
                                     -------------------------------------------
                                     John Sgarlat, President

                                  STOCKHOLDER:

                                     /s/ Robert J. Marty
                                     -------------------------------------------


                                                                     Exhibit 1.3

                                IRREVOCABLE PROXY
                                -----------------

         THIS INSTRUMENT GRANTS AND APPOINTS AN IRREVOCABLE PROXY WITH RESPECT TO THE VOTING RIGHTS ATTACHED TO CERTAIN SHARES OF COMMON STOCK OF THE SUBJECT CORPORATION FOR A PERIOD OF TWO YEARS FROM THE DATE HEREOF (OR SUCH DIFFERENT PERIOD DESCRIBED BELOW), UNDER THE CIRCUMSTANCES DESCRIBED BELOW.

         All capitalized terms used herein without definition shall have the meanings provided therefor in the Stock Purchase Agreement (defined below).

         eContent, Inc. ("ECONTENT") is the holder of the number of shares of Common Stock, no par value, of MPI Media Productions International Inc. (the "COMPANY"), set forth opposite its signature below, such shares being represented by the Certificate Number set forth below.

         Pursuant to that certain Stock Purchase Agreement, dated May 25, 2000 (the "STOCK PURCHASE AGREEMENT"), among eContent, as Purchaser, the Company and Robert J. Marty, as Stockholder, the Purchaser has the right to acquire all of the outstanding Common Stock of the Company, upon payment by the Purchaser to the Company and the Stockholder of the cash and stock consideration provided for therein, all on the terms and subject to the conditions contained in the Stock Purchase Agreement. Further, pursuant to the provisions of the Stock Purchase Agreement, the Purchaser, the Company and the Stockholder have agreed that the Purchaser shall not be entitled to exercise majority voting control with respect to the shares of Company Stock purchased under the Stock Purchase Agreement until Purchaser has paid to the Stockholder the Cash Portion in full.

         To that end, eContent hereby irrevocably appoints Robert J. Marty, with full power of substitution, as its Attorney-In-Fact and proxy to attend meetings, vote, give consents and in all other ways act in eContent's place with respect to all shares of Company Stock the Purchaser may now have or hereafter acquire in excess of 49 shares (the PROXY SHARES"), and any and all shares or other securities issued in respect of such shares.

         This Irrevocable Proxy is made pursuant to a Voting Agreement dated May 25, 2000 (the "VOTING AGREEMENT"), regarding majority voting control of the Company following the closing of the Stock Purchase Agreement with respect to the Company's securities and is therefore coupled with the interest provided thereby. This Irrevocable Proxy shall terminate on the later to occur of (i) May 25, 2002, or when such Voting Agreement is terminated, and (ii) the payment in full of the Cash Portion by the Purchaser to the Stockholder.

Dated:   May 25, 2000

Number of Shares Currently Held:  27      eCONTENT, INC.
Certificate No. 2

                                          By:
                                             ---------------------------
                                                Name:
                                                Title:

Additional Shares Acquired:

Certificate No.:________
Number of Shares: ______
Date Acquired: _________

Certificate No.:________
Number of Shares: ______
Date Acquired: _________

Certificate No.:________
Number of Shares: ______
Date Acquired: _________

Certificate No.:________
Number of Shares: ______
Date Acquired: _________

Certificate No.:________

Number of Shares: ______
Date Acquired: _________


                                       34